                                                                     Exhibit 2.1

                                    FORM OF
                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION
                                     Among
                    HEALTHEXTRAS, INC., HEALTHEXTRAS, LLC,
                                      and
                      CAPITAL Z HEALTHCARE HOLDING CORP.


     WHEREAS, HealthExtras, LLC (the "LLC"), a Delaware limited liability company, wishes to raise, through a public offering of securities, additional capital to promote its business operations; and

     WHEREAS, under LLC's Amended and Restated Limited Liability Company Agreement it is necessary to make a public offering of securities through a corporation, not a limited liability company; and

     WHEREAS, LLC has caused HealthExtras, Inc. (the "Company"), a Delaware corporation, to be formed in order to acquire the business operations of the LLC and to effect a public offering of shares of the Company's common stock (the "Shares"), as the mechanism for raising additional capital; and

     WHEREAS, the Company has filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission (File No. 333-83761) regarding the proposed offering of the Shares.

     NOW, THEREFORE, in consideration of the respective covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   The Merger

     Section 1.1. Merger of CZHH into the Company. Subject to the satisfaction of the conditions specified in Section 1.3, at the CZHH Merger Effective Time, as defined in Section 1.4, Capital Z Healthcare Holding Corp., a Delaware corporation ("CZHH"), shall merge (the "CZHH Merger") with and into the Company, with the Company being the surviving entity in accordance with and pursuant to the Agreement of Merger by and between CZHH and the Company attached hereto as Exhibit A (the "CZHH Merger Agreement"). CZHH and the Company hereby adopt and approve the CZHH Merger Agreement.

     Section 1.2. Merger of LLC into the Company. Subject to the satisfaction of the conditions specified in Section 1.3, at the LLC Merger Effective Time, as defined in Section 1.4 , LLC shall merge (the "LLC Merger," and collectively with the CZHH Merger, the "Mergers") with and into the Company, with the Company being the surviving entity in accordance with and pursuant to the Agreement of Merger by and between LLC and the Company attached hereto as Exhibit B (the "LLC Merger Agreement"). LLC and the Company hereby adopt and approve the LLC Merger Agreement.

     Section 1.3. Conditions to the Mergers. The Mergers are subject to the prior satisfaction of the following conditions:

     (i) The execution by the Company and a nationally recognized investment banking firm, including possibly as representative of the several underwriters (collectively, the "Underwriters") of a purchase agreement (the "Purchase Agreement") whereby the Company agrees to sell and the Underwriters agree to buy (the "Offering"), subject to customary terms and conditions, shares of common stock of the Company for an aggregate purchase price of at least $25 million, minus usual and customary underwriters discounts and commissions; and

     (ii) the Company has been advised by the Nasdaq Stock Market that, conditioned upon completion of the Offering, the Company's common stock will be listed for trading on the Nasdaq National Market.

     (iii) The Company shall cause to be executed a certificate on its behalf by its Chief Executive Officer in the form attached as Exhibit C hereto to the effect that the representations and warranties of the Company set forth in Section 2.1 hereof are true and correct and the Covenants set forth in Article III hereof have been satisfied, as of the CZHH Merger Effective Time and the LLC Merger Effective Time.

     (iv) The LLC shall cause to be executed a certificate on its behalf by its Chief Executive Officer in the form attached as Exhibit D hereto to the effect that the representations and warranties of the LLC set forth in Section 2.2 are true and correct as of the CZHH Merger Effective Time and the LLC Merger Effective Time.

     (v) An officer of CZHH shall have executed a certificate on behalf of CZHH in the form attached as Exhibit E hereto to the effect that the representations and warranties of CZHH set forth in Section 2.3 are true and correct as of the CZHH Merger Effective Time and the LLC Merger Effective Time.

     (vi) The Stockholders Agreement in the form attached hereto as Exhibit F shall have been executed and delivered by the Company and the other parties listed on the signature pages thereof.

     (vii) The Registration Rights Agreement in the form attached hereto as Exhibit G shall have been executed and delivered by the Company and the other parties listed on the signature pages thereof.

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

     (viii) None of the parties hereto shall have any reason to believe that the CZHH Merger and/or the LLC Merger will not qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

     Section 1.4. Effective Time. The effective time of the CZHH Merger (the "CZHH Merger Effective Time") shall be the time specified in the Certificate of Merger substantially in the form of Exhibit H attached hereto, which shall be filed with the Secretary of State of Delaware and become effective. The effective time of the LLC Merger (the "LLC Merger Effective Time") shall be immediately following the CZHH Merger Effective Time, as shall be specified in the Certificate of Merger, substantially in the form of Exhibit I attached hereto, which shall be filed with the Secretary of State of Delaware. The CZHH Merger Effective Time and the LLC Merger Effective Time shall be on the scheduled closing date for the sale of the Company's common stock pursuant to the Purchase Agreement. The Company agrees that prior to the Effective Time it shall file with the Secretary of State of Delaware a Certificate of Termination regarding the Agreement of Merger for the CZHH Merger and for the LLC Merger if it does not reasonably believe that all of the conditions to the closing of the Offering have been or will be satisfied or waived and that the Underwriters will consummate the closing of the Offering on the same day as the CZHH Effective Time and LLC Effective Time specified in the applicable Agreement of Merger filed with the Secretary of State of Delaware.

     Section 1.5 Effect of CZHH Merger. By virtue of the CZHH Merger, automatically and without any action on the part of the holder thereof, all of the issued and outstanding shares of the capital stock of CZHH outstanding at the CZHH Merger Effective Time shall become and be converted into the right to receive an aggregate of 4,420,000 shares of Company common stock (the "CZHH Exchange Ratio").

     Section 1.6. Effect of LLC Merger. (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each Class A Common Unit of the LLC outstanding at the LLC Merger Effective Time shall become and be converted into the right to receive 2,210 shares of Company common stock (the "LLC Exchange Ratio") (and any fractional Class A Common Unit shall be entitled to that whole number of shares of Company common stock which represents, as nearly as possible, the same percentage of the LLC Exchange Ratio as such fraction of a Class A Common Unit of the LLC represents of one Class A Common Unit); provided, however, that notwithstanding any other provision hereof, no fraction of a share of Company common stock and no certificates or script for a fraction of a share therefor will be issued in the LLC Merger.

          (b) Each right to receive a Class A Common Unit of the LLC which has been granted by the LLC and which has not vested as of the LLC Effective Time shall be extinguished and, in lieu thereof, the holder of such right shall be entitled to the right to shares of Company common stock granted pursuant to
Section 1.8 hereof.

     Section 1.7.   Adoption of Stock Option Plan and Grant of Options.

     (a) Effective as of the LLC Merger Effective Time, there is hereby adopted the HealthExtras, Inc. 1999 Stock Option Plan attached hereto as Exhibit J. This stock option plan permits the grant of options to purchase up to 4,000,000 shares of Company common stock.

     (b) Effective as of the LLC Merger Effective Time, there is hereby granted options to the persons and relating to the number of shares of Company common stock as set forth on Exhibit K hereto. The exercise price of such options shall be 120% of the public offering price for the shares sold in the Offering. The other terms and conditions of the options granted hereby shall be as set forth in the form of option grant attached as Exhibit L hereto.

     Section 1.8.   Grant of Rights to Shares.

     (a) Effective as of the LLC Merger Effective Time, there is hereby granted, subject to the conditions set forth herein, rights to receive shares of Company common stock to the persons and relating to the number of shares of common stock set forth on Exhibit M hereto.

     (b) Twenty-five percent of the shares granted to each of the persons named on Exhibit G shall vest on February 29, 2000, provided that such person remains at that time an employee of the Company or a successor to or affiliate of the Company. The remaining shares granted to each such person shall vest in one-third increments at the end of each of the next three twelve-month periods after February 29, 2000, provided that such person remains at the time of vesting an employee of the Company or a successor to or an affiliate of the Company. The rights granted to a person by subsection (a) above terminate and are no longer outstanding when a recipient no longer serves as an officer or employee of the Company or a successor to or an affiliate of the Company (other than as a result of death or permanent disability).

     (c) Notwithstanding the vesting provisions in subsection (b) above, in the event of a Change in Control, as defined in subsection (d) below, or the death or permanent disability of the holder of an outstanding right, the vesting of all of the rights granted to such person by subsection (a) above is accelerated and all rights then held by such person become fully vested.

     (d)  For purposes of this Section, a Change in Control means:

          (i) Any "person," other than Principal Mutual Holding Company or an affiliate, United Payors & United Providers, Inc. or an affiliate, Thomas L. Blair, and Health Partners or an affiliate, (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or

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          (ii)   During any period of twenty-four consecutive months,
                 individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

          (iii) The stockholders of the Company approve a definitive agreement and the closing for such transaction is scheduled to occur within twenty four hours regarding:

                 (1) the merger or other business combination of the Company with or into another corporation pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation;

                 (2) the sale or other disposition of all or substantially all of the assets of the Company;

                 (3) the merger of another corporation into the Company which survives if, as a result of such merger less than fifty percent (50%) of the outstanding voting securities of the Company shall be owned in the aggregate immediately after such merger by the owners of the voting shares of the Company outstanding immediately prior to such merger;

                 (4)  the liquidation or dissolution of the Company; or

                 (5)  any combination of the foregoing.

     (e)  Prior to vesting, the holder of a right granted pursuant to subsection
(a) above shall have no right to vote, receive any distributions with respect to or be entitled to any other rights or benefits with respect to the shares which are the subject of a right granted pursuant to subsection (a) above. Upon vesting, there shall be delivered to the person granted the right to such shares (or in the event of such persons death, his heir or legatees) the shares of common stock or other stock, property or cash into which such shares have been converted or given the right to receive. In addition, there shall be distributed to such person any dividends or other distribution made with respect to the same number of shares from the date of grant of the right under subsection (a) hereof to the date of delivery of the shares upon vesting.

                                  ARTICLE II
                        Representations and Warranties

     Section 2.1. Representations and Warranties of the Company. The Company makes the following representations and warranties, each of which is true and correct as of the CZHH and LLC Effective Times.

     (a) Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease or otherwise hold the assets to be owned, leased or otherwise held by it subsequent to the Merger and to carry on the business subsequent to the Merger as presently conducted by LLC.

     (b) Capital Structure. As of the date hereof, there are no outstanding shares of capital stock of the Company, and no outstanding rights or options to acquire shares of capital stock of the Company.

     (c) Authorization and Effect. The Company has the requisite corporate power and authority to execute and to deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (d)  Subsidiaries.  The Company has no Subsidiaries.

     (e) No Restrictions; Required Consents. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of the transactions contemplated hereby to be performed by the Company will not, (i) conflict with the Certificate of Incorporation or Bylaws of the Company or the Amended and Restated Certificate of Incorporation to be adopted pursuant to
Section 3.2 hereof, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any debt or obligation or constitute a breach of, create a loss of a material benefit under, any contract, mortgage, indenture, lease, agreement or other instrument or any permit, order, judgment or decree to which the Company is a party or by which any of its properties are bound, (iii) constitute a violation of any statute, law, rule or regulation ("Law") applicable to the Company, or (iv) result in the creation of any lien upon any of its assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, government, governmental agency, authority, entity or instrumentality (a "Governmental Entity") is

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required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of the transactions contemplated hereby to be performed by it, except for such of the foregoing as are listed or described on
Schedule 2.1(e).

     (f) Financial Statements. Attached hereto as Schedule 2.1(f) is a true, correct and complete copy of the audited balance sheet of the Company as of July 16, 1999, which has been prepared in accordance with generally accepted accounting principles. Such balance sheet presents fairly, in all material respects, the financial position of the Company at that date.

     (g) Absence of Undisclosed Liabilities. The Company has not engaged in business operations. The Company has no material liabilities except (i) those reflected on the balance sheet at July 16, 1999, and (ii) those set forth on
Schedule 2.1(g) hereto.

     (h) Litigation; Decrees. There are no judicial or administrative actions, proceedings or investigations pending or, to the Company's knowledge, threatened that question the validity or enforceability of this Plan of Reorganization, or any action taken or to be taken by the Company in connection therewith. Except as listed or described on Schedule 2.1.(h), there are no (i) lawsuits, claims, administrative or other proceedings or investigations pending or, to the Company's knowledge, threatened by, against or affecting the Company or (ii) judgments, orders or decrees of any Governmental Entity binding on the Company or any of its properties and assets.

     (i) The Company knows of no reason or circumstances that could cause the CZHH Merger to have a material adverse effect on the Company.

     Section 2.2. Representations and Warranties of LLC. The LLC makes the following representations and warranties, each of which is true and correct as of the LLC Effective Time.

     (a) Organization and Good Standing. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The LLC has the requisite limited liability company power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business as presently conducted by it.

     (b) Authorization and Effect. The LLC has the requisite limited liability company power to execute and to deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the LLC of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary limited liability company action on the part of the LLC. This Agreement has been duly executed and delivered by the LLC and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of the LLC, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (d) No Restrictions; Required Consents. The execution and delivery of this Agreement by the LLC do not, and the performance by the LLC of the transactions contemplated hereby to be performed by the LLC will not, (i) conflict with the certificate of formation or limited liability company agreement of the LLC, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any debt or obligation or constitute a breach of, create a loss of a material benefit under, any contract, mortgage, indenture, lease, agreement or other instrument or any permit, order, judgment or decree to which the LLC is a party or by which any of its properties are bound, (iii) constitute a violation of any Law applicable to the LLC, or (iv) result in the creation of any lien upon any of its assets. No consent, approval, order or authorization of, or registration, declaration or filing with, a Governmental Entity is required to be obtained or made by or with respect to the LLC in connection with the execution and delivery of this Agreement by the LLC or the performance by the LLC of the transactions contemplated hereby to be performed by it, except for such of the foregoing as are listed or described on Schedule 2.1(e).

     Section 2.3. Representations and Warranties of CZHH. CZHH makes the following representations and warranties, each of which is true and correct as of the CZHH Effective Time.

     (a) Organization and Good Standing. CZHH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CZHH has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business as presently conducted by it.

     (b)  Capitalization.

          (i) Schedule 2.2.(b)(ii) sets forth a true, correct and complete description of the capitalization of CZHH. None of the classes of stock of CZHH have been issued in violation of, and none of such membership interests are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provisions of applicable law, CZHH's bylaws or certificate of incorporation or any contract, agreement or instrument to which CZHH is subject, bound or a party.

          (ii) There are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments (i) obligating CZHH to issue, sell, purchase, return or redeem any of its stock or any other securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any of its stock or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to CZHH shareholders. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which CZHH's stockholders may vote.

     (c) Authorization and Effect. CZHH has the requisite corporate power to execute and to deliver this Agreement and to perform its obligations hereunder. The execution and delivery by CZHH of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action on the part of CZHH. This Agreement has been duly executed and delivered by CZHH and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of CZHH, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (d) No Restrictions; Required Consents. The execution and delivery of this Agreement by CZHH do not, and the performance by CZHH of the transactions contemplated hereby to be performed by CZHH will not, (i) conflict with the Certificate of Incorporation or Bylaws of CZHH, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any debt or obligation or constitute a breach of, create a loss of a material benefit under, any contract, mortgage, indenture, lease, agreement or other instrument or any permit, order, judgment or decree to which CZHH is a party or by which any of its properties are bound, (iii) constitute a violation of any Law applicable to CZHH, or (iv) result in the creation of any lien upon any of its assets. No consent, approval, order or authorization of, or registration, declaration or filing with, a Governmental Entity is required to be obtained or made by or with respect to CZHH in connection with the execution and delivery of this Agreement by CZHH or the performance by CZHH of the transactions contemplated hereby to be performed by it, except for such of the foregoing as are listed or described on Schedule 2.3.(e).

     (e) Financial Condition. CZHH has no assets, other than its membership interest in LLC and de minimis assets, and no liabilities, other than de minimis liabilities, either direct or indirect, matured or unmatured or absolute, contingent or otherwise. For purposes of this Section 2.3(f), the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost expense or obligation, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     (f) CZHH knows of no reason or circumstances that could cause the CZHH Merger to have a material adverse effect on the Company.

     (g) Litigation; Decrees. There are no judicial or administrative actions, proceedings or investigations pending or, to CZHH's knowledge, threatened that question the validity or enforceability of this Plan of Reorganization or any action taken or to be taken by CZHH in connection herewith or therewith. Except as listed or described on Schedule 2.3.(h), there are no (i) lawsuits, claims, administrative or other proceedings or investigations pending or, to CZHH's knowledge, threatened by, against or affecting CZHH or any of its Affiliates or
(ii) judgments, orders or decrees of any Governmental Entity binding on CZHH or any of its properties and assets.

                                  ARTICLE III
                                   Covenants

     Section 3.1. Conduct of the Company. Prior to the Merger, the Company shall not conduct any business operations, and shall engage only in activities necessary or appropriate to effect the Offering and organize its corporate structure and management as contemplated in the draft Prospectus dated [July 26], 1999 attached hereto as Exhibit N.

     Section 3.2. Amended and Restated Certificate of Incorporation. Prior to the Merger, the Company shall adopt and file with the Secretary of State of Delaware an Amended and Restated Certificate of Incorporation substantially in the form attached as Exhibit O hereto.

     Section 3.3. Outstanding Shares of Capital Stock. Prior to the Merger, the Company shall not have any outstanding shares of capital stock, or except as provided in Sections 1.7 and 1.8 hereof, rights or options to acquire shares of the capital stock.

                                  ARTICLE IV
                      Authority to Effectuate the Merger

     Section 4.1.   Designation of Responsible Persons.

     (a) It is hereby authorized and directed that David T. Blair, Chief Executive Officer of the Company, has the authority to complete, execute, deliver and file on behalf of the Company the Agreement of Merger and take all the appropriate actions consistent with this Agreement.

     (b) It is hereby authorized and directed that Thomas L. Blair, a representative of LLC, has the authority to complete, execute, deliver and file on behalf of LLC the Agreement of Merger and take all other appropriate actions consistent with this Agreement.

                                   ARTICLE V
                             Certain Other Matters

     Section 5.1. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

     Section 5.2. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     Section 5.3. Right to Terminate. If the Mergers have not occurred by the date that is 180 days following the date hereof, then any party hereto shall have the right, by the delivery of written notice to the other parties, to terminate this Agreement. Following such termination, this Agreement shall be of no further force or effect.

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

     Section 5.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to conflicts of laws principles.

     Section 5.5 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been fully given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

     If to the Company:

                          HealthExtras, Inc.
                          2275 Research Boulevard, 7th Floor
                          Rockville, Maryland 20850
                          Tel.: (301) 548-2900

                          Attn:  David T. Blair
                                 Chief Executive Officer

     with a copy to:

                          Muldoon, Murphy & Faucette LLP
                          5101 Wisconsin Avenue, N.W.
                          Washington, DC 20016
                          Tel.: (202) 362-0840

                          Attn:  Thomas J. Haggerty, Esq.

     If to the LLC:

                          HealthExtras, LLC
                          2275 Research Boulevard, 7th Floor
                          Rockville, Maryland 20850
                          Tel.: (301) 548-2900

                          Attn:  Thomas L. Blair
                                 Representative

     with a copy to:

                          Muldoon, Murphy & Faucette LLP
                          5101 Wisconsin Avenue, N.W.
                          Washington, DC 20016
                          Tel.: (202) 362-0840

                          Attn:  Thomas J. Haggerty, Esq.

     If to CZHH:

                          Capital Z Healthcare Holding Corp.
                          c/o Capital Z Partners, Ltd.
                          54 Thompson Street
                          New York, New York 10012

                          Attn:  Paul H. Warren
                                 David A. Spuria, Esq.

     with a copy to:

                          Weil, Gotshal & Manges LLP
                          767 Fifth Avenue
                          New York, New York 10153

                          Attn:  Thomas A. Roberts, Esq.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be executed by their duly authorized representatives as of this __ day of _____, 1999.

                                    HEALTHEXTRAS, INC.



                                    by: _____________________________
                                        David T. Blair
                                        Chief Executive Officer


                                    HEALTHEXTRAS, LLC


                                    by: _____________________________
                                        Thomas L. Blair
                                        Representative


                                    CAPITAL Z HEALTHCARE
                                    HOLDING COMPANY


                                    by: _____________________________

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